                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          LANDMARK SYSTEMS CORPORATION


         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Landmark Systems Corporation.

         2. The Articles of Incorporation of the Corporation are hereby amended by deleting the first paragraph of Article Fourth in its entirety and replacing it with the following in lieu thereof:

                 FOURTH: The total number of shares of the authorized capital stock of the Corporation shall be as follows: (a) thirty million (30,000,000) shares of common stock with a par value of one cent ($.01) per share (the "Common Stock") and (b) eight million (8,000,000) shares of preferred stock with a par value of one cent ($.01) per share (the "Preferred Stock").

         3. The foregoing amendment was authorized and approved by the Corporation's Board of Directors on September 15, 1997 and recommended and submitted to the shareholders for approval in accordance with Chapter 9 of the Virginia Stock Corporation Act.

         4. The foregoing amendment was authorized and approved at a Special Meeting of the Shareholders on October 21, 1997. The amendment was approved with 6,298,266 votes in favor, 0 opposed and 76,963 shares not voted.

         Signed and attested to this 21st day of October, 1997.


                                  LANDMARK SYSTEMS CORPORATION,
                                  a Virginia corporation


                                  By: /s/ Katherine K. Clark
                                      ---------------------------
                                          Katherine K. Clark
                                          Chief Executive Officer


Attest:  /s/ Ralph E. Alexander
         ----------------------
         Ralph E. Alexander
         Secretary

                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          LANDMARK SYSTEMS CORPORATION

     It is hereby certified that:

           1. The name of the corporation (hereinafter called the "Corporation") is Landmark Systems Corporation.

           2. The Articles of Incorporation of the Corporation are hereby amended by adding the following paragraph at the end of Article Fourth:

     One million five hundred eighty thousand seven hundred seventy nine (1,580,779) shares of the Preferred Stock of the Corporation are designated as Series B Preferred Stock. The preferences, limitations and relative rights of the Series B Preferred Stock are set forth in Attachment B.

           3. The foregoing amendment was authorized and approved at a meeting of the Corporation's Board of Directors on March 7, 1997 in accordance with
Section 13.1-639 of the Virginia Stock Corporation Act.

     Signed and attested to this seventh day of March, 1997.

                                   LANDMARK SYSTEMS CORPORATION,
                                   a Virginia corporation

                                   By:
                                      --------------------------------
                                      Patrick H. McGettigan, Chairman
Attest:

------------------------------
Ralph E. Alexander, Secretary

                                  ATTACHMENT B
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                          LANDMARK SYSTEMS CORPORATION


     Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and Article Fourth of the Corporation's Articles of Incorporation, 1,580,779 shares of Preferred Stock of the Corporation are hereby designated as Series B Preferred Stock. The preferences, limitations and relative rights of the Series B Preferred Stock shall be as set forth below.

           1. Definitions. For purposes hereof, the following terms shall have the following specified meanings.

               (a) "Amendment" means these Articles of Amendment of Articles of Incorporation of Landmark Systems Corporation.

               (b) "Board of Directors" means the Board of Directors of the Corporation.

               (c) "Common Stock" means the authorized common stock, one cent ($0.01) par value per share, of the Corporation.

               (d) "Corporation" means Landmark Systems Corporation, a Virginia corporation.

               (e) "Preferred Stock" means the authorized preferred stock, one cent ($0.01) par value per share, of the Corporation.

               (f) "Series A Preferred Stock" means the authorized shares of Preferred Stock which are designated as "Series A Preferred Stock."

               (g) "Series A Preferred Stock Terms" means that certain Attachment A to Articles of Amendment and Restatement of Articles of Incorporation of Landmark Systems Corporation, dated August 11, 1995.

               (h) "Series B Preferred Stock" means the authorized shares of Preferred Stock which are designated as "Series B Preferred Stock."

               (i) "Stock" means Common Stock, Preferred Stock and any other class of authorized stock of the Corporation.

           2. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends, but only when, as and if declared by the Board of Directors in its discretion. So long as any share of Series B Preferred Stock is outstanding, no class or series of Stock other than Series B Preferred Stock shall be entitled to dividends, other than: (i) Series A Preferred Stock, in the manner set forth in the Series A Preferred Stock Terms; and (ii) any series or class of Stock authorized and issued after March 31, 1997.

           3. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock and any other class or series of stock ranking junior to the Series B Preferred Stock as to liquidation preference (including, without limitation, Series A Preferred Stock), by reason of their ownership of such share of Series B Preferred Stock, an amount equal to the original purchase price paid by such holder for each such share of Series B Preferred Stock held (appropriately adjusted for stock splits, stock dividends and the like) plus any declared but unpaid dividends thereon; provided that if the assets and funds available for distribution to the holders of Series B Preferred Stock and all other classes and series of stock which rank on parity with Series B Preferred Stock as to liquidation preference shall be insufficient to permit the payment to all such holders of the full amount of their liquidation preferences, then the holders of shares of Series B Preferred Stock and all classes and series of stock ranking on parity with the Series B Preferred Stock as to liquidation preference shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

               (b) After payment pursuant to Section 3(a) above shall have been made in full to holders of Series B Preferred Stock, and payment pursuant to
Section 3 of the Series A Preferred Stock Terms shall have been made in full to holders of Series A Preferred Stock, the holders of the outstanding shares of Series B Preferred Stock (on an as converted basis), Common Stock and all other classes and series of stock which rank on parity with Common Stock shall share ratably in the distribution of the remaining assets and funds of the Corporation available for distribution to shareholders.

               (c) Notwithstanding anything to the contrary herein, the preferential rights granted in this Section 3 to the holders of Series B Preferred Stock upon dissolution, liquidation or winding up of the Corporation shall not be taken into account for purposes of determining whether any purchase, redemption or other acquisition by the Corporation of issued and outstanding shares of Common Stock is lawful under the Virginia Stock Corporation Act.

           4. Voting Rights.

               (a) In addition to the voting rights expressly provided herein or as required by law, the holder of each share of Series B Preferred Stock shall be entitled to vote on all matters presented to the stockholders of the Corporation for their action or consideration. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible in accordance with the terms of
Section 5 hereof at the record date for the determination of stockholders entitled to vote on such matter rounded to the nearest whole share or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred Stock and the Common Stock shall vote together as a single class on all matters and shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

               (b) So long as at least one share, but no more than 790,389 shares, of Series B Preferred Stock are outstanding, one of the current directors on the Board of Directors shall be elected by holders of Series B Preferred Stock, voting as a class by majority vote (with each share being entitled to one vote). So long as greater than 790,389 shares of Series B Preferred Stock are outstanding, two of the current directors on the Board of Directors shall be elected by holders of Series B Preferred Stock, voting as a class by majority vote (with each share being entitled to one vote). Any director elected by holders of shares of Series B Preferred Stock may be removed at any time by holders of shares of Series B Preferred Stock entitled to elect such director. Any vacancy occurring in the Board of Directors as a result of the death, resignation or removal of a director elected pursuant to this Section 4(b) shall be filled by holders of shares of Series B Preferred Stock in accordance with this Section 4(b).

           5. Conversion. The holders of Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

               (a) Right to Convert.

                    (i) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $6.326 by the Conversion Price, computed as hereinafter provided, in effect at the time of conversion for such series of Preferred Stock. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $6.326. Such Conversion Price shall be subject to adjustment as hereinafter provided.

                    (ii) Each share of the Series B Preferred Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Conversion Price: (A) immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or under such other applicable securities regulations covering the offer and sale of capital stock of the Corporation (other than a registration relating solely to Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Corporation) in which the gross proceeds received by the Corporation and/or all selling shareholders exceed $25,000,000 (prior to underwriting commissions and discounts, and expenses of sale) (a "Qualified Public Offering"); or (B) upon the consent of the holders of greater than fifty percent (50%) of the outstanding shares of Series B Preferred Stock.

               (b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

               (c) Adjustments to Conversion Price For Diluting Issues.

                    (i) Special Definitions. For purposes of this Section 5(c), the following definitions shall apply:

                         (1)  "Additional Shares of Common", shall mean all
shares of Common Stock issued (or, pursuant to Section 5(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (A) upon conversion of shares of Series A
Preferred Stock or Series B Preferred Stock;

                              (B) to officers, directors or employees of, or
consultants to, the Corporation, whether pursuant to stock options or otherwise (but only as approved by the Board of Directors), but not exceeding 3,000,000 shares of Common Stock (net of repurchases of such shares by the Corporation approved by the Board of Directors) in the aggregate ("Permitted

Employee Shares"), subject to the adjustment for all subdivisions, combinations or similar recapitalizations;

                              (C) upon exercise of Options outstanding on the
date hereof other than those referred to in clause (B) above;

                              (D) as dividends or distributions on Series B
Preferred Stock; and

                              (E) by way of dividends or other distributions on
shares of Common Stock which itself is excluded from the definition of Additional Shares of Common by the foregoing clauses (A), (B), (C) and (D) or this clause (E) or on shares of Common Stock so excluded.

                         (2) "Convertible Securities" shall mean any evidence
of indebtedness, and shares (other than Common Stock, Series A Preferred Stock and Series B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (3) "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (4) "Original Issue Date" shall mean the date on which
a share of Series B Preferred Stock was first issued.

                    (ii) No Adjustment of Conversion Price: No adjustment in the Conversion Price of a particular share of Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue for such share of Series B Preferred Stock.

                    (iii) Deemed Issue of Additional Shares of Common.

                         (1) Options and Convertible Securities.  If the
Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(c)(v) hereof) of such Additional Shares of Common would be less than the

Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                              (A) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such Convertible Securities;

                              (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (C) upon the expiration or termination of any
such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration or termination, be recomputed as if:

                                   (I) in the case of Convertible Securities or
options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                   (II) in the case of options for Convertible
Securities, only Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                              (D) no adjustment pursuant to either clause (B)
or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                         (2)  Stock Dividends and Subdivisions.  If the
Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in any such event, Additional Shares of Common shall be deemed to have been issued:

                              (A) in the case of any such dividend, immediately
after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                              (B) in the case of any such subdivision, at the
close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. If the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 5(c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect with respect to Series B Preferred Stock on the date of and immediately prior to such issuance, then, and in such event, the Conversion Price for Series B Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue, (2) any Permitted Employee Shares which have not been issued immediately prior to such issue, and (3) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price; and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue,
(2) any Permitted Employee Shares which have not been issued immediately prior to such issue, and (3) the number of such Additional Shares of Common so issued; provided that, for the purposes of this Section 5(c)(iv), all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock, Series B Preferred Stock and Convertible Securities and exercise of options shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 5(c)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                    (v) Determination of Consideration.  For purposes of this
Section 5(c), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                         (1) Cash and Property:  Such consideration shall:

                              (A) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B) insofar as it consists of property other than
cash be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                              (C) if Additional Shares of Common are issued
together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

                         (2) Options and Convertible Securities.  The
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 5(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

              (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

              (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such Convertible Securities.

                         (3) Stock Dividends and Stock Subdivisions.  Any
Additional Shares of Common deemed to have been issued, relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration.

                    (vi) Adjustments for Combinations or Consolidation of Common. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (vii) Adjustment for Mergers or Reorganization, etc.

                         (1) Subject to the provisions of subsection (2) below,
in case of any consolidation or merger of the Corporation with or into another corporation (where the shareholders of the Corporation immediately prior to the consummation of the merger or consolidation collectively have the right to cast less than fifty percent (50%) of the votes of all holders of voting securities on a fully diluted basis of the surviving corporation immediately following the consummation of the merger or consolidation) or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

                         (2) Each holder of Series B Preferred Stock, upon the
occurrence of a merger or consolidation of the Corporation into or with another corporation (where the shareholders of the Corporation immediately prior to the consummation of the merger or consolidation collectively have the right to cast less than fifty percent (50%) of the votes of all holders of voting securities on a fully diluted basis of the surviving corporation immediately following the consummation of the merger or consolidation) or the sale of all or substantially all of the assets of the Corporation, shall have the option of electing treatment of his shares of Series B Preferred Stock under either this
Section 5(c)(vii) or Section 7 hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than twenty (20) days after the holder receives (a) notice of the material terms of the proposed transaction and (b) written notice from the Corporation requesting the holder to make such election under this Section 5(c)(vii). In the event a holder does not give such notice, such holder will be deemed to have elected to be treated under Section 7 hereof.

                         (3) No Impairment.  The Corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under these Articles of Incorporation by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                         (4) Certificates as to Adjustments.  Upon the
occurrence of each adjustment or readjustment of the Conversion Price applicable to the Series B Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, upon written request of any holder of Series B Preferred Stock, shall cause independent certified public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series B

Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

               (d) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (f) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

           6. Redemption. The shares of Series B Preferred Stock shall be redeemed as follows:

               (a) Optional Redemption. Upon written notice to the Corporation, received ninety (90) days or more prior to the applicable Redemption Date (as hereinafter defined), subject to the Corporation having redeemed, pursuant to and in accordance with Section 6(a) (Mandatory Redemption) of the Series A Preferred Stock Terms, all of the shares of Series A Preferred Stock which the Corporation was required to redeem in any prior Redemption Year (as that term is defined in the Series A Preferred Stock Terms) and in the current Redemption Year in which such notice is received, each holder of shares of Series B Preferred Stock may require the Corporation to redeem any or all of the Series B Preferred Stock then held by such holder and specified by such holder to be redeemed by the Corporation at the date set forth for such redemption in such notice (the "Redemption Date"); provided that the Redemption Date may not occur until after the earlier of: (i) December 31, 2000; or (ii) six (6) calendar months after the Corporation files a form S-1 registration statement with the Securities and Exchange Commission; and provided further that until the Series B Preferred Stock has been redeemed in its entirety, the Company shall not expend in any Redemption Year on the redemption of Series B Preferred Stock more than was expended on the redemption of Series A Preferred Stock during the same Redemption Year. Within five (5) days after receipt of any such notice, the Corporation shall send a copy thereof (the "Redemption Notice") by mail, postage prepaid, to each holder of Series B Preferred Stock at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. The holders of Series B Preferred Stock who receive such Redemption Notice may elect to be included in the redemption specified in the Redemption Notice by providing written notice of such election, specifying the number of shares of Series B Preferred Stock to be so included, at least sixty (60) days prior to the Redemption Date.

               (b) Redemption Price and Payment. The Series B Preferred Stock to be redeemed on any Redemption Date pursuant to Section 6(a) above shall be redeemed by paying for each share in cash an amount (the "Redemption Price") equal to the sum of: (i) $6.326 (plus any dividends declared but unpaid thereon); plus (ii) interest on $6.326 accruing at the rate of eight percent (8%) per annum from the date such share was first issued and outstanding to the Redemption Date of such share; plus (iii) interest accruing at the rate of eight percent (8%) per annum from the date of declaration of any dividends declared but unpaid on the Series B Preferred Stock.

               (c)  Redemption Mechanics.

                    (i) From and after the close of business on the Redemption Date chosen in the notice given in accordance with Section 6(a) above, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of such redeemed shares of Series B Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                    (ii) If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of outstanding shares of Series B Preferred Stock as to which redemption is requested, the holders of shares of Series B Preferred Stock requesting redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them as to which redemption is requested if all such outstanding shares were redeemed in full. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. Thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares as to which redemption had been requested, or such portion thereof for which funds are then legally available, on the basis set forth above.

               (d) Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series B Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued. Each holder of such shares of Series B Preferred Stock shall surrender the certificate evidencing such shares to the Corporation (if fewer than all of the shares of Series B Preferred Stock represented by the certificate surrendered by the holder are redeemed, a new certificate shall promptly be issued to the holder for the unredeemed shares). Additionally, the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series B Preferred Stock.

           7. Mergers, Consolidations and Sales of Assets. The merger or consolidation of the Corporation into or with another corporation (where the shareholders of the Corporation immediately prior to the consummation of the merger or consolidation collectively have the right to cast less than fifty percent (50%) of the votes of all holders of voting securities on a fully diluted basis of the surviving corporation immediately following the consummation of the merger or consolidation), or the sale of all or substantially all the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation under Section 3 above, unless the holders of two-thirds of the outstanding shares of Series B Preferred Stock elect not to treat it as such (by giving the Corporation written notice of such election by the later of (a) the date which is ten (10) days prior to the date of the shareholders' meeting called to approve the merger, consolidation or sale or, if the merger, consolidation or sale is approved by the shareholders of the Corporation by written consent, on or before the date any holder of Series B Preferred Stock signs such written consent) and (b) the date which is ten (10) days after the date on which holders of the Series B Preferred Stock receive written notice from the Corporation of the merger, consolidation or sale and such holders' rights under this Section 7, in which case each holder of Series B Preferred Stock shall have the benefits of the provisions of Section 5(c)(vii) above in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to Section 3 above.

           8. Notice of Record Date.   In the event (i) the Corporation
establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other company, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

           9. Other Rights. Except as otherwise provided in this Amendment, shares of Series B Preferred Stock and shares of Common Stock shall be identical in all respects (each share of Series B Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

           10. Notices. Any notice or other communication under these Articles shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed, (ii) on the date received if sent by express courier, or (iii) two business days after the mailing date if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed as follows:

      If to a holder of                 To the post office address of such
      Series B Preferred Stock:         holder last shown on the records of the
                                        Corporation


      If to the Corporation:            To the attention of the President at the
                                        Corporation's principal office, which
                                        as of the date of these Articles is:

                                        Landmark Systems Corporation
                                        8000 Towers Crescent Drive
                                        Suite 1600
                                        Vienna, Virginia  22182

                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          LANDMARK SYSTEMS CORPORATION

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Landmark Systems Corporation.

     2. The Articles of Incorporation of the Corporation are hereby amended by deleting the first paragraph of Article Fourth in its entirety and replacing it with the following in lieu thereof:

        FOURTH: The total number of shares of the authorized capital stock of the Corporation shall be as follows: (a) fifteen million (15,000,000) shares of common stock with a par value of one cent ($.01) per share (the "Common Stock") and (b) eight million (8,000,000) shares of preferred stock with a par value of one cent ($.01) per share (the "Preferred Stock").

     3. The foregoing amendment was authorized and approved at a meeting of the Corporation's Board of Directors on April 23, 1996, and recommended and submitted to the shareholders for approval in accordance with Chapter 9 of the Virginia Stock Corporation Act.

     4. The foregoing amendment was authorized and approved at the Annual Meeting of the Shareholders on August 27, 1996. The amendment was approved with 5,916,361 votes in favor, none opposed, and 22,232 shares not voted.

     Signed and attested to this 21st day of February, 1997.

                                             LANDMARK SYSTEMS CORPORATION, a
                                             Virginia corporation


                                             By:
                                                -------------------------------
                                                Katherine K. Clark, President


Attest:


------------------------------
 Ralph E. Alexander, Secretary

                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          LANDMARK SYSTEMS CORPORATION


1. The name of the corporation is Landmark Systems Corporation.

2. The Articles of Incorporation of Landmark Systems Corporation, as amended and restated, shall read as set forth below.

3. The amendment herein to the Corporation's Articles of Incorporation is the addition of Article Ninth, which is set forth below.

          FIRST:    The name of the corporation (which is hereinafter
        referred to as the "Corporation") is:

               Landmark Systems Corporation

          SECOND:   The period of the duration of the Corporation shall
        be perpetual.

          THIRD:    [INTENTIONALLY OMITTED]

          FOURTH: The total number of shares of the authorized capital stock of the Corporation shall be as follows: (a) eight million (8,000,000) shares of common stock with a par value of one cent ($0.01) per share (the "Common Stock"); and (b) eight million (8,000,000) shares of preferred stock with a par value of one cent ($0.01) per share (the "Preferred Stock").

          Subject to all of the rights of the Preferred Stock, the Common Stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights and privileges in the Corporation's Articles of Incorporation.

          The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

          One million three hundred thousand (1,300,000) shares of the Preferred Stock of the Corporation are designated as Series A Preferred Stock. The preferences, limitations and relative rights of the Series A Preferred Stock are set forth in Attachment A.

          FIFTH:    [INTENTIONALLY OMITTED]

          SIXTH:    The purposes for which the Corporation is formed are:

          1. To design, develop, market, sell and install computer software products to include "The Monitor (CICS)" and to engage in related consulting services and in such activities that may be necessary in connection with such purposes.

          2. To carry out all or any part of the foregoing objects as principal, broker, factor, agent, contractor, or otherwise, either alone or through or in conjunction with any person, firm, association, or corporation, and in any part of the world, and, in carrying on its business and for the purpose of attaining or furthering any of its objects or purposes, and to make and perform any contracts and to do any acts and things, and to exercise any powers suitable, convenient, or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time may appear conducive to or expedient for the accomplishment of any such objects or purposes.

          3. With particular reference to Section 13.1-627 of the Stock Corporation Act of Virginia, the Corporation is authorized to have and exercise any and all powers and privileges now or hereafter conferred by the laws of the Commonwealth of Virginia upon corporations formed under the Stock Corporation Act, or under any Act amendatory thereof or supplemental thereto or in substitution therefor.

          SEVENTH: The following provision is hereby adopted for the purposes of defining or limiting the preemptive rights of the stockholders.

          No holder of stock of any class shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money, or by way of dividend.

          EIGHTH:   The name and address of the incorporator is:

          J. T. Westermeier
          1735 K Street, NW, Suite 200
          Washington, DC  20006

          NINTH:

          1. Indemnification. Reference is hereby made to Sections 13.1-696 to 13.1-704 of the Virginia Stock Corporation Act, or any successor provision thereto (the "Act"). The Corporation shall indemnify each person who may be indemnified (the "Indemnitees") pursuant to such sections, to the fullest extent permitted thereby. In each and every situation where the Corporation may do so under such sections, the Corporation hereby obligates itself to so indemnify the Indemnitees, and in each case, if any where the Corporation must make certain investigations on a case-by-case basis prior to indemnification, the Corporation hereby obligates itself to pursue such investigations diligently, it being the specific intention of these Articles to obligate the Corporation to indemnify each person whom it may indemnify to the fullest extent permitted by law at any time and from time to time, even if such Indemnitees are adjudged liable to the Corporation. Indemnification shall include, but is not limited to, making advances and reimbursements for expenses to Indemnitees, providing indemnification and obtaining court orders for advances, reimbursement or indemnification. For purposes hereof, an Indemnitee shall be deemed to have incurred an expense and shall be entitled to have such amount advanced by the Corporation, upon presentation to the Corporation of a bona fide statement or invoice for such amount.

          2. Limitation on Liability. No officer or director shall be personally liable to the Corporation or its stockholders in any proceedings brought by a stockholder in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, for monetary damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law for (1) willful misconduct, (ii) a knowing violation of criminal law or (iii) a knowing violation of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Neither the subsequent amendment nor the repeal of this
        Section 2 shall apply to
        or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to the date of any amendment or repeal of this Section 2.

          3. Advisory Board Members. The provisions of Sections 1 and 2 of this ARTICLE NINTH shall apply to members of the Corporation's Advisory Board to the same extent that they apply to directors of the Corporation.

          4. Other Indemnification. The indemnification rights provided herein shall not be exclusive of any other rights to which any person may be entitled, including any rights under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, by laws, or other arrangements approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

4. The date of adoption of these Articles of Amendment and Restatement was 17 May, 1995.

5. These Articles of Amendment and Restatement were proposed by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation in accordance with the provisions of the Virginia Stock Corporation Act. Under the Corporation's Articles of Incorporation, the holders of Common Stock and Preferred Stock vote together as a single class in approving these Articles of Amendment and Restatement. The number of outstanding shares of Common Stock and Preferred Stock, and number of votes entitled to be cast by holders of Common Stock and Preferred Stock on these Articles of Amendment and Restatement, are as follows:

      DESIGNATION            NUMBER OF           NUMBER OF
                         OUTSTANDING SHARES        VOTES
      Common Stock          4,912,675            4,908,935
      Preferred Stock       1,020,000            1,020,000

The total number of votes cast for and against these Articles of Amendment and Restatement is as follows:

      DESIGNATION         NUMBER OF VOTES          NUMBER OF VOTES
                         CAST FOR AMENDMENT    CAST AGAINST AMENDMENT
                          AND RESTATEMENT         AND RESTATEMENT
      Common Stock          4,908,035                     0
      Preferred Stock       1,020,000                     0

The number of votes cast for these Articles of Amendment and Restatement was sufficient for approval thereof.

6. The undersigned certifies that these Articles of Amendment and Restatement were adopted by shareholder action as of 17 May, 1995.

7. The undersigned declares that the facts herein stated are true as of the date set forth below.


                              Landmark Systems Corporation


                              By:
                                 -----------------------
                                 Katherine K. Clark
                                 President


Dated:  August 11, 1995

                                  ATTACHMENT A
                                       TO
                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          LANDMARK SYSTEMS CORPORATION


         Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and Article Fourth of the Corporation's Articles of Incorporation, 1,300,000 shares of Preferred Stock of the Corporation are hereby designated as Series A Preferred Stock. The preferences, limitations and relative rights of the Series A Preferred Stock shall be as set forth below.

                 1. Definitions. For purposes hereof, the following terms shall have the following specified meanings.

                          (a) "Board of Directors" means the Board of
Directors of the Corporation.

                          (b) "Common Stock" means the authorized common
stock, one cent ($0.01) par value per share, of the Corporation.

                          (c) "Corporation" means Landmark Systems
Corporation, a Virginia corporation.

                          (d) "Fair Market Value" means the fair market
value of the Common Stock as determined in accordance with Section 10.

                          (e) "Initial Public Offering" means the
initial offering of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

                          (f) "Periodic Payment" means any dividend or
redemption payment required to be made in respect of the Series A Preferred Stock, any payment of noncompete fees required to be made under the Noncompetition Agreement, dated June 26, 1992, between the Corporation and Jeffrey H. Bergman, as the same may be amended from time to time, and any payment of directors' fees required to be made under the Separation Agreement, dated June 26, 1992, between the Corporation and Jeffrey H. Bergman, as the same may be amended from time to time.

                          (g) "Preferred Stock" means the authorized
preferred stock, one cent ($0.01) par value per share, of the Corporation.

                          (h) "Redemption Price" means an amount equal
to $5.00 plus 75% of the amount, if any, by which (i) the lesser of the Fair Market Value per share of the Common Stock as of any applicable date or $7.433, exceeds (ii) $5.00.

                          (i) "Redemption Year" means any 12-month
period beginning May 1 and ending April 30.

                          (j) "Series A Preferred Stock" means the
authorized shares of Preferred Stock which are designated as "Series A Preferred Stock."

                 2. Dividends. The holders of outstanding Series A Preferred Stock shall be entitled to receive, in any fiscal year, when and as declared by the Board of Directors and to the extent permitted under the Virginia Stock Corporation Act, out of any assets at the time legally available therefor, dividends in cash at the annual rate (subject to increase as provided below) of $0.15 per share of Series A Preferred Stock until April 30, 1997 or the closing of the sale of shares of Common Stock in the Corporation's Initial Public Offering, whichever occurs first, and thereafter at the annual rate of $0.375 per share of Series A Preferred Stock. Such dividends shall accumulate on outstanding shares of Series A Preferred Stock on a daily basis commencing as of May 1, 1992. Such dividends shall be declared and paid in arrears on the first business day of each succeeding calendar quarter beginning July 1, 1992. The declaration and payment of dividends as provided herein shall be mandatory, except that if the declaration and payment of dividends on Series A Preferred Stock, together with the declaration and payment of all accumulated but unpaid dividends on all other classes and series of stock which rank on parity with Series A Preferred Stock as to dividends, would be in violation of the Virginia Stock Corporation Act, then the declaration and payment of dividends on Series A Preferred Stock shall be mandatory only to the extent (if any) of the total amount legally available for payment of dividends on Series A Preferred Stock and all such other classes and series of stock multiplied by a fraction, (i) the numerator of which is the total accumulated but unpaid dividends on Series A Preferred Stock for all prior payment periods, and (ii) the denominator is the total accumulated but unpaid dividends for all prior payment periods on Series A Preferred Stock and all such other classes and series of stock. In the event that any mandatory dividend is not paid in full on the applicable quarterly payment date, the annual dividend rate on the Series A Preferred Stock during the period beginning on such quarterly payment date and ending on the date such mandatory dividend is paid in full shall increase by an amount which will result in an increase in total accumulated dividends on the Series A Preferred Stock each day during such period equal to
 .033% of the unpaid mandatory dividend.

                 3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock and any other class or series of stock ranking junior to the Series A Preferred Stock as to liquidation preference, by reason of their ownership of such share of Series A Preferred Stock, an amount equal to the Redemption Price as of the date the Corporation is deemed to be dissolved under the Virginia Stock Corporation Act plus all accumulated but unpaid dividends on such share. If the assets and funds available for distribution to the holders of Series A Preferred Stock and all other classes and series of stock which rank on parity with Series A Preferred Stock as to liquidation preference shall be insufficient to permit the payment to all such holders of the full amount of their liquidation preferences, then the holders of shares of Series A Preferred Stock and all classes and series of stock ranking on parity with the Series A Preferred Stock as to liquidation preference shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Notwithstanding anything to the contrary herein, the preferential rights granted in this Section 3 to the holders of Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation shall not be taken into account for purposes of determining whether any purchase, redemption or other acquisition by the Corporation of issued and outstanding shares of Common Stock is lawful under the Virginia Stock Corporation Act.

                 4. Voting Rights. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock at each meeting of stockholders of the Corporation (and written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

                 5.  Conversion.

                          (a) Right to Convert.

                                 (i) Initial Public Offering.  The
holders of shares of Series A Preferred Stock, acting as a group, may convert all, but not less than all, of their shares of Series A Preferred Stock into shares of Common Stock at any time on or after the closing of the sale of shares of Common Stock in the Corporation's Initial Public Offering. Each share of Series A Preferred Stock shall be convertible, without payment of any consideration, into a number of shares of Common Stock equal to the Redemption Price as of the date notice of conversion is given by the holders of Series A Preferred Stock pursuant to paragraph (c) below (or the date of the closing of the sale of shares of Common Stock in the Initial Public Offering, if notice of conversion is given before such date) divided by the then Fair Market Value per share of the Common Stock.

                                 (ii) Default on Periodic Payments.  The
holders of Series A Preferred Stock, acting as a group, may convert all, but not less than all, of their shares of Series A Preferred Stock into shares of Common Stock if the Corporation fails to make any Periodic Payment when due and fails to cure such default within 180 days after written notice from any person entitled to receive such payment. In such event, each share of Series A Preferred Stock shall be convertible, without payment of any consideration, into a number of shares of Common Stock equal to $5.00 divided by the Fair Market Value per share of the Common Stock as of the date notice of conversion is given by the holders of Series A Preferred Stock pursuant to paragraph (c) below. This conversion right shall be exercisable at any time during the first 60 days after the expiration of any 180-day cure period.

                                 (iii) Co-Sale Agreement.  Each holder
of Series A Preferred Stock may convert shares of such holder's Series A Preferred Stock into a number of shares of Common Stock equal to the number of shares of Common Stock such holder elects to, and does, include, pursuant to the terms of the Co-Sale Agreement, dated June 15, 1992, among the Corporation, Patrick H. McGettigan, Katherine K. Clark and Jeffrey H. Bergman (the "Co-Sale Agreement"), in any sale of shares of Common Stock to which the Co-Sale Agreement applies (or, if applicable, equal to the number of shares of Common Stock which such holder requires Patrick H. McGettigan or Katherine K. Clark, or their family members, to purchase pursuant to Section 4 of the Co-Sale Agreement). In such event, each share of Series A Preferred Stock shall be convertible, without payment of any consideration, into a number of shares of Common Stock equal to the Redemption Price as of the date of the closing of the sale of shares of Common Stock to which the Co-Sale Agreement applies divided by the then Fair Market Value per share of the Common Stock. This conversion right shall be exercisable concurrently with the closing of the sale (or, if applicable, the closing of the purchase of shares by Patrick H. McGettigan or Katherine K. Clark, or their family members, from the holders of Series A Preferred Stock pursuant to Section 4 of the Co-Sale Agreement).

                          (b) Fractional Shares.  No fractional shares
of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Redemption Price for such share of Series A Preferred Stock.

                          (c) Mechanics of Conversion.  To exercise any
of the conversion rights set forth in paragraph (a) above, a holder of Series A Preferred Stock must surrender the certificate or certificates therefor, duly endorsed, to the Corporation, and shall give written notice to the Corporation that such holder elects to convert the same. On the date the conversion is deemed to be effective as provided below, or as soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder of Series A Preferred Stock, (i) a certificate or certificates for the number of shares of Common Stock to which he shall be entitled upon conversion and, if such holder is not converting all of his shares of Series A Preferred Stock, a certificate or certificates for the number of shares of Series A Preferred Stock which are not being converted, (ii) cash or a check payable to the holder in the amount of any cash payable as the result of a conversion into fractional shares of Common Stock, and (iii) cash or a check in an amount equal to all accumulated but unpaid dividends on the shares of Series A Preferred Stock converted by the holder. Such conversion shall be deemed to be effective on the latest to occur of: (A) the date of such surrender of the Series A Preferred Stock to be converted; (B) the earliest date on which such holder becomes entitled to convert shares of Series A Preferred Stock under subparagraph (i), (ii) or (iii) of paragraph (a) above, as applicable; or (C) if the Fair Market Value of the Common Stock is determined by appraisal under Section 10, the date on which such appraisal is completed.

                 6.  Redemption.

                          (a) Mandatory Redemption.  Beginning May 1,
1997, the Corporation shall redeem a number of shares of Series A Preferred Stock each Redemption Year determined by dividing $1,500,000 by the Redemption Price as of the first day of the Redemption Year. Shares of Series A Preferred Stock shall be redeemed each Redemption Year at the Redemption Price as of the first day of the Redemption Year plus all accumulated but unpaid dividends on each share of Series A Preferred Stock being redeemed. At the Corporation's option, all of the shares which the Corporation is required to redeem each Redemption Year may be redeemed on the first day of the Redemption Year or they may be redeemed in equal semi-annual or quarterly redemptions (in which event dividends shall continue to accumulate on the unredeemed shares as provided in Section 2) with the first semi-annual or quarterly redemption to be made on the first day of the Redemption Year; provided, however, if the total amount the Corporation is required to pay to redeem all remaining shares of Series A Preferred Stock in the last Redemption Year is less than $1,500,000, semi-annual or quarterly redemptions shall be made at the rate of $1,500,000 per Redemption Year until all shares are redeemed (rather than spreading the remaining amount the Corporation is required to pay to redeem all remaining shares of Series A Preferred Stock equally over the semi-annual or quarterly payment periods during the last Redemption Year).

                          (b) Optional Redemption.  The Corporation
shall have the right to redeem all or a portion of the Series A Preferred Stock at any time and from time to time at the Redemption Price as of the date notice of any such redemption is given by the Corporation pursuant to paragraph (d) below plus all accumulated but unpaid dividends on each share of Series A Preferred Stock being redeemed. If the Corporation pays more than $1,500,000 (plus accumulated dividends) in any Redemption Year in redemption of shares of Series A Preferred Stock, the Corporation may credit the excess against its obligation to redeem shares of Series A Preferred Stock under paragraph (a) above in any subsequent Redemption Year. If the Corporation redeems all of the outstanding shares of Series A Preferred Stock at any time, the Corporation may pay the Redemption Price by any combination of cash and promissory note (however, accumulated dividends shall be payable only in cash upon redemption of the shares and in any redemption of less than all of the outstanding shares of Series A Preferred Stock, the Redemption Price shall be payable only in cash). Any such promissory note shall be in substantially the form set forth in Exhibit A hereto and (i) shall bear interest at the annual rate of 8%, payable quarterly, (ii) shall be payable in equal quarterly installments of principal, and (iii) shall mature not later than the date on which all shares of Series A Preferred Stock would have been required to be redeemed under paragraph (a) above (but for the redemption under this paragraph (b)) assuming that:

                                 (A) redemptions under paragraph (a)
above were required to commence on the earlier of May 1, 1997 or the first day of the Redemption Year immediately following the date on which all shares of Series A Preferred Stock are redeemed under this paragraph
(b); and

                                 (B) the Redemption Price for each
Redemption Year would have been the same as the Redemption Price at the time all of the outstanding shares of Series A Preferred Stock are redeemed under this paragraph (b).

                          (c) Insufficient Funds.  If insufficient funds
are legally available at the time of any redemption date to redeem all shares then due to be redeemed of Series A Preferred Stock and all other classes and series of stock ranking on parity with Series A Preferred Stock as to redemption, the Corporation shall redeem shares of Series A Preferred Stock from the holders thereof pro rata based upon the respective aggregate redemption prices of all shares of Series A Preferred Stock then held by each such holder and all shares of such other classes and series of stock then held by the holders thereof (using the per share redemption prices for Series A Preferred Stock and such other classes and series of stock at the respective times shares of Series A Preferred Stock and such other classes and series are first required to be redeemed). Any such unredeemed shares of Series A Preferred Stock shall be redeemable, at the option of the holder thereof, at such time as the Corporation has legally available funds to redeem such shares and a proportionate number (based on the respective aggregate redemption prices as provided above) of unredeemed shares of all classes and series of stock ranking on parity with Series A Preferred Stock as to redemption. Shares of Series A Preferred Stock which are subject to redemption, but which have not been redeemed and for which the Redemption Price has not been paid or set aside with respect thereto due to insufficient legally available funds, shall continue to be entitled to the dividend, conversion and all other rights, preferences and privileges of the Series A Preferred Stock until such shares have been redeemed and the Redemption Price (plus accumulated dividends) has been paid with respect thereto. In the event that the Corporation is not current on any redemption date on the payment of accumulated dividends on Series A Preferred Stock or any class or series of stock ranking on parity with Series A Preferred Stock as to dividends, the Corporation shall apply legally available funds to the payment of such accumulated dividends before redeeming any shares of Series A Preferred Stock or shares of any class or series of stock ranking on parity with Series A Preferred Stock as to redemption. Interest shall accrue and be payable to the holders of Series A Preferred Stock at the rate of 1% per month on the Redemption Price of each share of Series A Preferred Stock which the Corporation fails to redeem when required under this Section 6 until such share is redeemed.

                          (d) Mechanics of Redemption.

                                 (i) Notice of Redemption.  The
Corporation shall give each holder of record of Series A Preferred Stock written notice at least 15 days prior to the date of any redemption of shares of Series A Preferred Stock. Such notice shall specify the redemption date, and, if determinable at the time notice is given, the total amount to be paid by the Corporation to the holder in such redemption, the number of shares of Series A Preferred Stock to be redeemed from such holder and the Redemption Price.

                                 (ii) Partial Redemptions.  In the event
of any redemption of only a part of the then-outstanding Series A Preferred Stock pursuant to this Section 6, the Corporation shall effect such redemption pro rata among the holders thereof based on the total Redemption Price of the shares of Series A Preferred Stock held by each such holder.

                                 (iii) Surrender of Certificate;
Payment. Subject to the right to convert shares of Series A Preferred Stock prior to the redemption date as provided in subparagraph (v) below, on each redemption date, each holder whose shares of Series A Preferred Stock are subject to redemption shall surrender to the Corporation his certificate for the number of shares of Series A Preferred Stock to be redeemed, at which time the Corporation shall pay to each such holder the Redemption Price for such shares plus all accumulated but unpaid dividends on such shares, subject, however, to the other provisions and conditions of this Section 6. If fewer than all of the shares of Series A Preferred Stock represented by the certificate surrendered by the holder are redeemed, a new certificate shall promptly be issued to the holder for the unredeemed shares.

                                 (iv) Effect of Appraisal.  With respect
to any redemption under paragraph (a) above, if the Fair Market Value per share of the Common Stock is determined by appraisal under Section 10 and such appraisal is not completed by the first day of the Redemption Year (and thus the Redemption Price has not been determined), then the Corporation shall redeem shares of Series A Preferred Stock based upon a Redemption Price determined by using the Board of Directors' most recent determination of the Fair Market Value of the Common Stock prior to the beginning of such Redemption Year. Promptly following the determination of the Fair Market Value of the Common Stock by appraisal, a retroactive adjustment shall be made to the number of shares of Series A Preferred Stock redeemed, and the Redemption Price at which such shares are redeemed, to account for any difference between the Board of Directors' most recent determination of the Fair Market Value of the Common Stock and the determination of the Fair Market Value of the Common Stock by appraisal. With respect to any redemption under paragraph (b) above, if the Fair Market Value per share of the Common Stock is determined by appraisal under Section 10 and such appraisal is not completed by the redemption date specified in the Corporation's notice, then the redemption date shall be 3 business days after the completion of the appraisal.

                                 (v) Conversion Prior to Redemption.  If
and to the extent conversion would otherwise be permitted under Section 5(a)(i), holders of Series A Preferred Stock shall be entitled to convert all of their shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(a)(i) at any time after notice of redemption is given by the Corporation and before the redemption date.

                 7.  Mergers, Consolidations and Sales of Assets.

                          (a) Merger or Consolidation.

                                 (i) Holders' Right to Require
Redemption of Stock. If at any time the Corporation shall merge into or consolidate with another corporation (but only if the shareholders of the Corporation immediately prior to the consummation of the merger or consolidation own collectively less than 50% of the outstanding stock on a fully diluted basis of the surviving corporation immediately following the consummation of the merger or consolidation), the holders of Series A Preferred Stock, acting as a group, shall have the right to require the Corporation to redeem all, but not less than all, of their shares of Series A Preferred

Stock at the closing of any such merger or consolidation at the Redemption Price for each such share as of the date of closing of such transaction plus all accumulated but unpaid dividends on each such share. To exercise this right, the holders of Series A Preferred Stock must give the Corporation written notice of exercise at least 10 days prior to the shareholders' meeting called to approve the merger or consolidation or, if the merger or consolidation is approved by the shareholders of the Corporation by written consent, on or before the date any holder of Series A Preferred Stock signs such written consent.

                                 (ii) Closing.  At the closing of any
merger or consolidation with respect to which the holders of Series A Preferred Stock require the Corporation to redeem the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender to the Corporation their certificates for all shares of Series A Preferred Stock and the Corporation shall pay to each such holder in cash the Redemption Price for such holder's shares of Series A Preferred Stock plus all accumulated but unpaid dividends on such shares.

                                 (iii) Noncompliance.  In the event the
requirements of this paragraph (a) above are not complied with, the Corporation shall either:

                                      (A) cause the closing of the merger or
consolidation to be postponed until such time as the requirements of this paragraph (a) have been complied with; or

                                      (B) promptly cancel such transaction,
in which event the rights, preferences and privileges of the holders of Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the notice or written consent referred to in subparagraph (i) above.

                          (b) Sale of Assets.  If at any time the
Corporation shall sell all or substantially all of its assets, the Corporation shall, at its option, either (i) promptly dissolve, liquidate and wind up its affairs after the closing of the sale of assets, or (ii) redeem all of the Series A Preferred Stock at the closing of the sale of assets at the Redemption Price for each share of Series A Preferred Stock as of the date the Corporation gives notice to its shareholders calling a shareholders' meeting to approve the sale of assets (or, if the sale of assets is approved by the shareholders of the Corporation by written consent, as of the effective date of such written consent), plus all accumulated but unpaid dividends on each such share. If the Corporation elects to redeem all of the Series A Preferred Stock, then at the closing of the sale of assets the holders of Series A Preferred Stock shall surrender to the Corporation their certificates for all shares of Series A Preferred Stock and the Corporation shall pay to each such holder in cash the Redemption Price for such holder's shares of Series A Preferred Stock plus all accumulated but unpaid dividends on such shares.

                 8. Adjustments. Appropriate adjustments shall be made to the Redemption Price, conversion formulas, dividends and voting rights of the Series A Preferred Stock to account for any stock splits, stock dividends and consolidations of shares of the Common Stock or Series A Preferred Stock. With respect to the voting rights of Series A Preferred Stock, in the event of any stock split, stock dividend or consolidation of shares of the Common Stock or Series A

Preferred Stock, a proportionate adjustment shall be made to the number of votes per share of Series A Preferred Stock so that the Series A Preferred Stock will have the same percentage voting power, when voting together with the Common Stock as a single class, immediately after such stock split, stock dividend or consolidation of shares as it had immediately before such corporate action was taken.

                 9. Protective Provision. As long as any Series A Preferred Stock remains outstanding, without the written consent of holders of a majority of shares of Series A Preferred Stock: (i) no dividends shall be paid on Common Stock at any time when the Corporation is not current on any Periodic Payment;
(ii) no redemptions or repurchases of Common Stock shall be made except that the Corporation may repurchase shares of Common Stock issued to the Corporation's employees other than Patrick H. McGettigan and Katherine K. Clark under the Corporation's employee stock plans; (iii) no shares of Preferred Stock of any class or series shall be issued, directly or indirectly, to Patrick H. McGettigan or Katherine K. Clark which are in any respect senior to or on parity with the Series A Preferred Stock as to liquidation preference, redemption or dividends; (iv) no shares of Preferred Stock of any class or series shall be issued to any person or entity which are in any respect senior to the Series A Preferred Stock as to liquidation preference, redemption or dividends; and (v) no other shares of Preferred Stock shall be designated as Series A Preferred Stock, and no redeemed shares of Series A Preferred Stock shall be reissued, at any time when shares of Series A Preferred Stock are outstanding. A class or series of Preferred Stock shall not be considered to be senior to the Series A Preferred Stock:

                          (A) as to liquidation preference, if such
                      class or series and Series A Preferred Stock share pro rata in liquidating distributions based on the amounts of their respective aggregate liquidation preferences;

                          (B) as to redemption, if (I) no shares of such
                      class or series are redeemed before the Company begins to redeem shares of Series A Preferred Stock, (II) the rate at which shares of such class or series are redeemed is not faster than the rate at which shares of Series A Preferred Stock are redeemed, the redemption rates of such class or series and Series A Preferred Stock being determined as of any date by reference to the respective percentages of the aggregate redemption prices of such class or series and Series A Preferred Stock paid or payable in redemptions of shares on or before such date (using the per share redemption prices for such class or series and Series A Preferred Stock at the time shares of such class or series or Series A Preferred Stock, as applicable, are first required to be redeemed), and (III) such class or series and Series A Preferred Stock share pro rata in amounts available for redemption of shares based on the respective aggregate redemption prices of the outstanding shares of such class or series and Series A Preferred Stock as of any applicable date (using the per share redemption prices for such class or series and Series A Preferred Stock at the time shares of such class or series or Series A Preferred Stock, as applicable, are first required to be redeemed); and

                          (C) as to dividends, if such class or series
                      and the Series A Preferred Stock share pro rata in amounts available for payment of dividends based on the respective aggregate dividends which have accumulated and have not been paid on such class or series and Series A Preferred Stock for all prior dividend payment periods.

                 10.  Determination of Fair Market Value of Common Stock.

                          (a) If Common Stock Is Publicly Traded.  If
the Corporation's Common Stock is listed on one or more national securities exchanges or is traded in the over-the-counter market as of any date on which the Fair Market Value per share of the Common Stock is to be determined (referred to below as a "Valuation Date"), then the Fair Market Value per share of the Common Stock shall be determined as follows:

                                 (i) National Securities Exchange.  If
the Common Stock is listed on one or more national securities exchanges, it shall be valued at the average of the closing prices of the Common Stock over the 30-day period ending on the last business day immediately preceding the Valuation Date.

                                 (ii) Over-The-Counter Market.  If the
Common Stock is traded in the over-the-counter market, it shall be valued at the average of the closing bid prices of the Common Stock over the 30-day period ending on the last business day immediately preceding the Valuation Date, as reported by NASDAQ if the Common Stock is quoted on NASDAQ, or otherwise by the National Quotations Bureau, Inc.

                          (b) If Common Stock Is Not Publicly Traded.
Except as provided in paragraph (c) below, if Landmark's Common Stock is not listed on one or more national securities exchanges or traded in the over-the-counter market as of any Valuation Date, then the Fair Market Value per share of the Common Stock shall be determined as follows:

                                 (i) Determination By Board.  The Fair
Market Value per share of the Common Stock shall be determined by the Board of Directors as of the end of each fiscal year of the Corporation and, in the Board of Directors' discretion, at any other time during any fiscal year. In its discretion, the Board of Directors may retain an independent appraiser to assist it in the determination of the Fair Market Value. The Corporation shall provide each holder of record of Series A Preferred Stock written notice of each such determination of the Fair Market Value per share of the Common Stock promptly after it is made. The Board of Directors' most recent determination of the fair market value of the Common Stock furnished to the holders of Series A Preferred Stock shall be its "Fair Market Value" as of any Valuation Date, unless the Corporation or a holder of Series A Preferred Stock requires that the Fair Market Value be determined by appraisal as provided in subparagraph (ii) below.

                                 (ii) Determination By Appraisal.  In
connection with any event requiring a determination of the Fair Market Value of the Common Stock under these Articles, the Corporation and the holders of Series A Preferred Stock, acting as a group, shall each have the right to require that the Fair Market Value be determined by appraisal. For the Corporation to exercise this right, it shall give written notice to the holders of record of Series A Preferred Stock that it will require that the Fair Market Value per share of the Common Stock be determined by appraisal, which notice shall be given:

                                 (A) in the case of a dissolution,
liquidation and winding up of the affairs of the Corporation, on or before the date the Corporation is deemed to be dissolved under the Virginia Stock Corporation Act;

                                 (B) in the case of a conversion of
shares of Series A Preferred Stock into shares of Common Stock, within 10 days after receipt of written notice of conversion from the holders of Series A Preferred Stock converting such shares;

                                 (C) in the case of a redemption of
shares pursuant to Section 6(a), on or before the date notice of redemption is required to be given under Section 6(d); and

                                 (D) in the case of a redemption of
shares pursuant to Section 6(b) or 7(b), on or before the date notice of redemption is given by the Corporation. For holders of Series A Preferred Stock to exercise this right, the holders shall notify the Corporation in writing that the holders will require that the Fair Market Value of the Common Stock be determined by appraisal, which notice shall be given:

                                 (I) in the case of a dissolution,
liquidation or winding up of the affairs of the Corporation, on or before the date the Corporation is deemed to be dissolved under the Virginia Stock Corporation Act (or, in the case of an involuntary dissolution of the Corporation under such Act, within 10 days after receipt of written notice of such involuntary dissolution from the Corporation);

                                 (II) in the case of a conversion of
shares of Series A Preferred Stock into shares of Common Stock, on or before the date notice of conversion is given to the Corporation;

                                 (III) in the case of a redemption of
shares pursuant to Section 6(a), on or before the first day of the applicable Redemption Year; and

                                 (IV) in the case of a redemption
pursuant to Section 6(b) or 7(b), within 10 days after receipt of written notice of redemption from the Corporation.

The appraisal shall be conducted by an appraiser mutually acceptable to the Corporation, on the one hand, and the holders of a majority of the outstanding shares of Series A Preferred Stock, on the other hand. If the Corporation and the holders of Series A Preferred Stock cannot agree on an appraiser within 30 days after the notice demanding appraisal is given, then the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock shall each select one appraiser, and given written notice of its or their selection to the other party, within 15 days after the expiration of such 30 day period. If either the Corporation or the holders of Series A Preferred Stock fail to select an appraiser within such 15-day period as provided above, then the appraiser selected by the other party shall perform the appraisal. If both the Corporation and the holders of Series A Preferred Stock select appraisers as provided above, then the appraisers they select shall be instructed to jointly select a third appraiser, which third appraiser (but not the appraisers selected by the Corporation and the holders of Series A Preferred Stock) shall perform the appraisal. If the appraisers selected by the Corporation and the holders of Series A Preferred Stock cannot agree on the selection of a third appraiser within 15 days after the expiration of the 15 day period within which they were selected, either the Corporation or the holders of a majority of the outstanding shares of Series A Preferred Stock may petition the Circuit Court of Fairfax County, Virginia to select an appraiser to perform the appraisal. The appraiser performing the appraisal shall be instructed by the Corporation to complete his appraisal within 30 days after his selection or as soon thereafter as possible. The appraiser's determination of the Fair Market Value per share of the Common Stock shall, in the absence of manifest error, be final, binding and conclusive. The cost of the appraiser performing the appraisal shall be paid for by the party demanding the appraisal and, if applicable, the Corporation and the holders of Series A Preferred Stock shall each bear the cost of the appraiser it or they select for the purpose of selecting a third appraiser (unless an appraiser selected for this purpose performs the appraisal due to the other party's failure to select an appraiser, in which case the party demanding appraisal shall pay the cost of this appraiser performing the appraisal).

                            (iii) Methodology.  The following shall
apply to determinations of the Fair Market Value per share of the Common Stock pursuant to this paragraph (b):

                                 (A) The Board of Directors or appraiser
(as applicable) shall first make a determination of the Fair Market Value per share of the Common Stock based on the assumption that each share of Series A Preferred Stock has been converted into one share of Common Stock immediately prior to the valuation date (subject to appropriate adjustment to account for any stock splits, stock dividends or consolidations of shares). The Fair Market Value per share of the Common Stock determined based on this assumption shall be the Fair Market Value per share of the Common Stock used to calculate the Redemption Price for all purposes under these Articles and is referred to below as the "Redemption Price Fair Market Value."

                                 (B) The Board of Directors or appraiser
(as applicable) shall then make a determination of the Fair Market Value per share of the Common Stock in which the Series A Preferred Stock is assumed to have a value equal to the aggregate Redemption Price of the Series A Preferred Stock calculated based on the Redemption Price Fair Market Value. The Fair Market Value per share of the Common Stock determined based on this assumption shall be the Fair Market Value per share of the Common Stock used in the denominator of the conversion formula in Section 5(a)(i).

                                 (C) Finally, the Board of Directors or
appraiser (as applicable) shall make a determination of the Fair Market Value per share of the Common Stock in which the Series A Preferred Stock is assumed to have a value equal to $5.00 per share

(subject to appropriate adjustment to account for any stock splits, stock dividends or consolidations of shares) multiplied by the number of outstanding shares of Series A Preferred Stock as of the valuation date. The Fair Market Value per share of the Common Stock determined based on this assumption shall be the Fair Market Value per share of the Common Stock used in the denominator of the conversion formula in Section 5(a)(ii).

                                 (D) For purposes of clarification,
illustrations of the calculations of the Fair Market Value per share of the Common Stock as provided for above are set forth in Exhibit B to these Articles.

                          (c) Special Cases.  Notwithstanding paragraph
(b) above, the Fair Market Value per share of the Common Stock shall be determined as set forth below in the following special cases:

                                 (i) Initial Public Offering.  If the
Fair Market Value per share of the Common Stock is to be determined as of the closing of the sale of shares of Common Stock in the Corporation's Initial Public Offering, the Fair Market Value per share of the Common Stock shall be the public offering price in the Initial Public Offering.

                                 (ii) Co-Sale Agreement.  If the Fair
Market Value per share of the Common Stock is to be determined in connection with a conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(a)(iii), the Fair Market Value per share of the Common Stock shall be an amount equal to the value of the consideration on a per share basis which the party purchasing shares of Common Stock in the transaction to which the Co-Sale Agreement applies agrees to pay for such shares.

                                 (iii) Merger or Acquisition.  If the
Fair Market Value per share of the Common Stock is to be determined in connection with a redemption of Series A Preferred Stock under Section 7(a), the Fair Market Value per share of the Common Stock shall be an amount equal to the value of the consideration on a per share basis paid to the holders of Common Stock by the surviving corporation.

                                 (iv) Valuation of Noncash
Consideration. If any noncash consideration is paid in a transaction described in subparagraph (ii) or (iii) above, the value of such consideration shall be determined in good faith by the Board of Directors.

                 11. Attorney's Fees. If the Corporation fails to make any mandatory dividend or redemption payment when payable, the holders of Series A Preferred Stock shall be entitled to receive from the Corporation their reasonable attorneys' fees incurred in collecting such unpaid amounts. Holders of Series A Preferred Stock shall give the Corporation written notice of any failure to make any mandatory dividend or redemption payment, and the Corporation shall have 180 days from the date it receives such notice in which to cure its failure to make the payment specified in such notice. No action shall be commenced against the Corporation by any holder of Series A Preferred Stock during this 180-day cure period. If the Corporation does not cure such failure to make payment within this 180-day cure period and a holder of Series A Preferred Stock subsequently commences an action or proceeding against the Corporation, such holder shall also have the right to claim in such action or proceeding all other past due mandatory dividend and redemption payments (including any interest on past due mandatory redemption payments) without giving further notices of nonpayment.

                 12. Limitation of Liability. THE CORPORATION'S TOTAL LIABILITY TO ANY HOLDER OF SERIES A PREFERRED STOCK FOR FAILURE TO MAKE ANY MANDATORY DIVIDEND OR REDEMPTION PAYMENT SHALL BE LIMITED TO THE AMOUNT OF SUCH PAYMENT PLUS ACCRUED INTEREST THEREON AND ATTORNEYS' FEES AS PROVIDED IN THESE ARTICLES OF AMENDMENT.

                 13. Notices. Any notice or other communication under these Articles shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed, (ii) on the date received if sent by express courier, or (iii) two business days after the mailing date if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed as follows:

       If to a holder of              To the post office address of such
       Series A Preferred Stock:      holder last shown on the records of the
                                      Corporation

       If to the Corporation:         To the attention of the President at the
                                      Corporation's principal office, which as of the date of these Articles is:


                                      Landmark Systems Corporation
                                      8000 Towers Crescent Drive
                                      Suite 1600
                                      Vienna, Virginia  22182

                                   EXHIBIT A
           (to Attachment A to Articles of Amendment and Restatement)

                           NEGOTIABLE PROMISSORY NOTE


                                                      Vienna, Virginia

$____________________                                 _______________, 19__

     FOR VALUE RECEIVED, Landmark Systems Corporation (the "Maker") unconditionally promises to pay to the order of _________________________________ (the "Holder"), at ___________
___________________, in lawful money of the United States of America and in immediately available funds, the principal amount of _________________ Dollars ($ ____________), together with interest on the outstanding principal balance at the rate of eight percent (8%) per annum.

     This Note shall be payable in ___________ equal quarterly installments of principal. The first quarterly installment shall be due on the first day of the calendar quarter immediately following the date of this Note. Subsequent installments shall be due on the first day of each calendar quarter thereafter. The final installment shall be due on _____________, ____. Accrued interest shall be due and payable in arrears with each quarterly installment of principal.

     The Maker may prepay all or any portion of this Note, at any time and from time to time, without premium or penalty.

     At the option of the Holder, all amounts remaining unpaid on this Note shall become immediately due and payable if (a) the Maker fails to make any payment of principal or interest under this Note when due and does not cure this failure within five (5) days after written notice from the Holder, (b) the Maker merges into or consolidates with another corporation (but only if the shareholders of the Maker immediately prior to the consummation of such merger or consolidation shall own collectively less than fifty percent (50%) of the outstanding stock on a fully diluted basis of the surviving corporation immediately following the consummation of such merger of consolidation), (c) the Maker sells all or substantially all of its assets, or (d) there is a transfer of ownership in a single transaction or series of related transactions of more than fifty percent (50%) of the outstanding capital stock of the Maker. The Maker shall not be considered to be in default under this Note for failure to make timely payment of principal or interest prior to the expiration of the five (5) day cure period specified in paragraph (a) above.

     Any amount due under this Note which is not paid when due shall bear interest from the date due until paid in full at the rate of twelve percent (12%) per annum.

     If any payment under this Note becomes due and payable on a Saturday, Sunday or other day on which banking institutions in Virginia are authorized or required by law to close, the payment shall be extended to the next succeeding business day.

     All payments made under this Note shall be applied, regardless of how they are designated by the Maker, first, to the payment of any costs incurred by the Holder in collecting or enforcing this Note; second, to the payment of interest due under this Note; and third, to the payment of the outstanding principal balance of this Note in the order in which such payments become due.

     The Maker hereby waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     No delay on the part of the Holder in the exercise of any right under this Note shall operate as a waiver of that right, nor shall a single or partial exercise of any right preclude further exercise of that right or the exercise of any other right.

     In no event shall the Holder be entitled to receive, collect or apply, as interest under this Note, any amount in excess of the maximum rate of interest permitted to be charged by applicable law. In the event the Holder ever receives, collects or applies as interest any such excess, the amount that is excessive interest shall be deemed a partial prepayment. If the principal of this Note has been paid in full, any remaining excess shall be promptly paid to the Maker.

     Should any indebtedness represented by this Note be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings, or if this Note is placed in the hands of attorneys for collection after default, the Maker shall pay, in addition to all other amounts due and payable under this Note, all reasonable costs of enforcement and collection of this Note, including attorneys' fees.

     This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to its principles of conflicts of law.

                              LANDMARK SYSTEMS CORPORATION


                              By:
                                 ----------------------------------------

                              Title:
                                    -------------------------------------

                                   EXHIBIT B
           (to Attachment A to Articles of Amendment and Restatement)

                ILLUSTRATIONS OF FAIR MARKET VALUE CALCULATIONS


     Set forth below are illustrations of how the Fair Market Value per share of the Common Stock is calculated under Section 10(b)(iii). In each illustration below it shall be assumed that there are no outstanding shares of Preferred Stock other than Series A Preferred Stock.

         #1. Assume that the Corporation has a going concern value of $24,000,000 and that there are 4,700,000 outstanding shares of Common Stock and 1,300,000 outstanding shares of Series A Preferred Stock on the valuation date.

                 (A) Pursuant to Section 10(b)(iii)(A), the Fair Market Value per share of the Common Stock would initially be determined based on the assumption that each share of Series A Preferred Stock has been converted into one share of Common Stock immediately prior to the valuation date. The Fair Market Value per share of the Common Stock would thus be $4.00 (i.e. $24,000,000/(4,700,000 + 1,300,000)). This number would be used as the Fair
Market Value per share of the Common Stock in calculating the Redemption Price for all purposes under these Articles. Because the Redemption Price cannot be less than $5.00 per share of Series A Preferred Stock, the Redemption Price would be $5.00 per share.

                 (B) Pursuant to Section 10(b)(iii)(B), the Fair Market Value per share of the Common Stock would then be determined based on the assumption that the Series A Preferred Stock has a value equal to its aggregate Redemption Price as determined under (A) above. Thus, the Series A Preferred Stock would be assumed to have a value of $6,500,000 (i.e. 1,300,000 shares x $5.00 per share). To arrive at the Fair Market Value per share of the Common Stock for purposes of Section 10(b)(iii)(B), the aggregate Redemption Price of the Series A Preferred Stock would be subtracted from the value of the Corporation as a going concern and the difference would then be divided by the number of outstanding shares of Common Stock. The Fair Market Value per share of the Common Stock would thus be $3.72 (i.e. ($24,000,000 - $6,500,000)/4,700,000).
This number would be used as the denominator in the conversion formula in
Section 5(a)(i). Thus, under Section 5(a)(i), each share of Series A Preferred Stock would convert into 1.344 shares of Common Stock (i.e. $5.00/$3.72).

                 (C) Finally, pursuant to Section 10(b)(iii)(C), the Fair Market Value per share of the Common Stock would be determined based on the assumption that the Series A Preferred Stock has a value equal to $5.00 per share multiplied by the number of outstanding shares of Series A Preferred Stock. The value of the Series A Preferred Stock would thus be $6,500,000 (i.e. 1,300,000 shares x $5.00 per share). To arrive at the Fair Market Value per share of the Common Stock for purposes of Section 10(b)(iii)(C), the value of the Series A Preferred Stock as determined above would be subtracted from the value of the Corporation as a going concern and the difference would then be divided by the number of outstanding shares of

Common Stock. The Fair Market Value per share of Common Stock would thus be $3.72 (i.e. ($24,000,000 - 6,500,000)/4,700,000). This number would be used as the denominator in the conversion formula in Section 5(a)(ii). Thus, under Section 5(a)(ii), each share of Series A Preferred Stock would convert into 1.344 shares of Common Stock (i.e. $5.00/$3.72).

         #2. Assume that the Corporation has a going concern value of $36,000,000 and that there are 4,700,000 outstanding shares of Common Stock and 1,300,000 outstanding shares of Series A Preferred Stock on the valuation date.

                 (A) Pursuant to Section 10(b)(iii)(A), the Fair Market Value per share of the Common Stock would initially be determined based on the assumption that each share of Series A Preferred Stock has been converted into one share of Common Stock immediately prior to the valuation date. The Fair Market Value per share of the Common Stock would thus be $6.00 (i.e. $36,000,000/(4,700,000 + 1,300,000). This
number would be used as the Fair Market Value per share of the Common Stock in calculating the Redemption Price for all purposes under these Articles. Thus, the Redemption Price would be $5.75 (i.e. $5.00 + 75% ($6.00 or $7.433 (whichever is less) - $5.00)).

                 (B) Pursuant to Section 10(b)(iii)(B), the Fair Market Value per share of the Common Stock would then be determined based on the assumption that the Series A Preferred Stock has a value equal to its aggregate Redemption Price as determined under (A) above. Thus, the Series A Preferred Stock would be assumed to have a value of $7,475,000 (i.e. 1,300,000 shares x $5.75 per share). To arrive at the Fair Market Value per share of the Common Stock for purposes of Section 10(b)(iii)(B), the aggregate Redemption Price of the Series A Preferred Stock would be subtracted from the value of the Corporation as a going concern and the difference would then be divided by the number of outstanding shares of Common Stock. The Fair Market Value per share of the Common Stock would thus be $6.07 (i.e. ($36,000,000 - $7,475,000)/4,700,000). This number would be used as the denominator in the conversion formula in Section 5(a)(i). Thus, under Section 5(a)(i), each share of Series A Preferred Stock would convert into 0.947 shares of Common Stock (i.e. $5.75/$6.07).

                 (C) Finally, pursuant to Section 10(b)(iii)(C), the Fair Market Value per share of the Common Stock would be determined based on the assumption that the Series A Preferred Stock has a value equal to $5.00 per share multiplied by the number of outstanding shares of Series A Preferred Stock. The value of the Series A Preferred Stock would thus be $6,500,000 (i.e. 1,300,000 shares x $5.00 per share). To arrive at the Fair Market Value per share of the Common Stock for purposes of Section 10(b)(iii)(C), the value of the Series A Preferred Stock as determined above would be subtracted from the value of the Corporation as a going concern and the difference would then be divided by the number of outstanding shares of Common Stock. The Fair Market Value per share of Common Stock would thus be $6.28 (i.e. ($36,000,000 - 6,500,000)/4,700,000). This number would be used as the denominator in the conversion formula in Section 5(a)(ii). Thus, under Section 5(a)(ii), each share of Series A Preferred Stock would convert into
0.796 shares of Common Stock (i.e. $5.00/$6.28).

         #3. Assume that the Corporation has a going concern value of $48,000,000 and that there are 4,700,000 outstanding shares of Common Stock and 1,300,000 outstanding shares of Series A Preferred Stock on the valuation date.

                 (A) Pursuant to Section 10(b)(iii)(A), the Fair Market Value per share of the Common Stock would initially be determined based on the assumption that each share of Series A Preferred Stock has been converted into one share of Common Stock immediately prior to the valuation date. The Fair Market Value per share of the Common Stock would thus be $8.00 (i.e. $48,000,000/(4,700,000 + 1,300,000). This
number would be used as the Fair Market Value per share of the Common Stock in calculating the Redemption Price for all purposes under these Articles. Thus, the Redemption Price would be $6.825 (i.e. $5.00 + 75% ($8.00 or $7.433 (whichever is less) - $5.00)).

                 (B) Pursuant to Section 10(b)(iii)(B), the Fair Market Value per share of the Common Stock would then be determined based on the assumption that the Series A Preferred Stock has a value equal to its aggregate Redemption Price as determined under (A) above. Thus, the Series A Preferred Stock would be assumed to have a value of $8,872,500 (i.e. 1,300,000 shares x $6.825 per share). To arrive at the Fair Market Value per share of the Common Stock for purposes of Section 10(b)(iii)(B), the aggregate Redemption Price of the Series A Preferred Stock would be subtracted from the value of the Corporation as a going concern and the difference would then be divided by the number of outstanding shares of Common Stock. The Fair Market Value per share of the Common Stock would thus be $8.325 (i.e. ($48,000,000 - $8,872,500)/4,700,000). This number would be the denominator in the conversion formula in Section 5(a)(i). Thus, under Section 5(a)(i), each share of Series A Preferred Stock would convert into 0.820 shares of Common Stock (i.e. $6.825/$8.325).

                 (C) Finally, pursuant to Section 10(b)(iii)(C), the Fair Market Value per share of the Common Stock would be determined based on the assumption that the Series A Preferred Stock has a value equal to $5.00 per share multiplied by the number of outstanding shares of Series A Preferred Stock. The value of the Series A Preferred Stock would thus be $6,500,000 (i.e. 1,300,000 shares x $5.00 per share). To arrive at the Fair Market Value per share of the Common Stock for purposes of Section 10(b)(iii)(C), the value of the Series A Preferred Stock as determined above would be subtracted from the value of the Corporation as a going concern and the difference would then be divided by the number of outstanding shares of Common Stock. The Fair Market Value per share of Common Stock would thus be $8.83 (i.e. ($48,000,000 - 6,500,000/4,700,000). This number would be used as the denominator in the conversion formula in Section 5(a)(ii). Thus, under Section 5(a)(ii), each share of Series A Preferred Stock would convert into
0.566 shares of Common Stock (i.e. $5.00/$8.83).